EXHIBIT 10(N)
                         THE BEARD COMPANY
                     Enterprise Plaza, Suite 320
                       5600 North May Avenue
                     Oklahoma City, Oklahoma 73112
                         Fax (405) 842-9901
                           (405) 842-2333

                           October 8, 1997



Mr. Randy D. Thacker
C/o Carbonic Reserves
4754 Shavano Oak, Suite 102
San Antonio, TX 78249

                                Re:  Agreement in Connection with the Sale of
                                  the Assets of Carbonic Reserves ("Carbonics")

Dear Randy:

As you know, within the next few days we expect to close the sale of substantially all of the assets of Carbonics (the "Sale") to Airgas Carbonic Reserves, Inc. ("Airgas"). You have advise us that you have decided not to accept Airgas's employment offer but have instead accepted an offer to serve as a consultant to them for a period of time.

Since your agreement with Airgas does not exactly fit with the termination provisions set forth in that certain Change in Control Compensation Agreement (the "Agreement") dated as of the 24th day of January, 1997, by and between you and Carbonics, we have mutually agreed to terminate such Agreement and, in lieu thereof, have agreed to the following:

     (1) On or before the endo of the month following the closing of the Sale, Carbonics shall pay you the sum of $64,000. The obligation for this payment may, if desired, be assumed by The Beard Company (" Beard").

     (2) On January 2, 1998, Carbonics shall pay you the sum of $90,000. The obligation for this payment may, if desired, be assumed by Beard.

     (3) Beard has agreed that, upon the closing of the Sale, the ISO Option previously granted to you to purchase 7,500 shares of common stock under the Beard Company 1993 Stock Option Plan will become fully vested and exercisable at the price of $2.00 per share.

     (4) Your Group Health coverage under Beard's Group Health (SUBSIDIARY:
         Carbonic Reserves) coverage will be continued under Cobra for a period of up to 18 months at your election and your sole cost and expense upon submittal of the specified monthly payment premiums when due.

     (4) You will make yourself availabel to provide consultation services to Carbonics and/or Beard for a period of two (2) years following the Sale.

     (5) Any obligations by Carbonics pursuant to that certain Change in Control Compensation Agreement dated as of the 24th day of January, 1997, by and between you and Carbonics are hereby terminated and of no further force and effect.

This Agreement, upon acceptance by the parties, shall be binding upon and inure to the benefit of all of the parties hereto and their respective successors and assigns.

Sincerely,

THE BEARD COMPANY

HERB MEE, JR.
Herb Mee, Jr., President


      ACCEPTED AND AGREED TO AS OF THE  9th DAY OF OCTOBER, 1997:

                                    CARBONIC RESERVES


                                    By:    HERB MEE, JR.
                                           Herb Mee, Jr., Vice President

                                           RANDY D. THACKER
                                           Randy D. Thacker